Exhibit 99.17

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)(b)

FOR THE SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

(IN THOUSANDS)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)
Operating revenue	$1,754,898	$256,610	$(829)	$2,010,679	$1,699,469	$237,223	$(791)	$1,935,901	$1,609,359	$214,389	$(1,168)	$1,822,580
Less: Fuel surcharge revenue	343,009	52,972	—	395,981	338,731	52,075	—	390,806	316,133	46,384	—	362,517

Revenue xFSR	1,411,889	203,638	(829)	1,614,698	1,360,738	185,148	(791)	1,545,095	1,293,226	168,005	(1,168)	1,460,063

Operating expenses	1,600,630	240,894	(829)	1,840,695	1,554,890	223,180	(791)	1,777,279	1,490,063	207,953	(1,168)	1,696,848
Adjusted for:
Fuel surcharge revenue	(343,009)	(52,972)	—	(395,981)	(338,731)	(52,075)	—	(390,806)	(316,133)	(46,384)	—	(362,517)
Amortization of certain intangibles (c)	(7,824)	—	—	(7,824)	(7,934)	—	—	(7,934)	(8,761)	—	—	(8,761)
Non-cash impairments (d)	—	—	—	—	(1,065)	—	—	(1,065)	—	—	—	—

Adjusted operating expense	1,249,797	187,922	(829)	1,436,890	1,207,160	171,105	(791)	1,377,474	1,165,169	161,569	(1,168)	1,325,570

Adjusted operating income	$162,092	$15,716	$—	$177,808	$153,578	$14,043	$—	$167,621	$128,057	$6,436	$—	$134,493

Adjusted Operating Ratio	88.5%	92.3%		89.0%	88.7%	92.4%		89.2%	90.1%	96.2%		90.8%
Operating Ratio	91.2%	93.9%		91.5%	91.5%	94.1%		91.8%	92.6%	97.0%		93.1%

(a)	We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Operating Income and Operating Ratio for the six months ended June 30, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Amortization of certain intangibles reflects the non-cash amortization expense of $7.8 million, $7.9 million and $8.8 million for the six months ended June 30, 2013, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(d)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.